EXHIBIT 10.3
SERVICE AGREEMENT
BETWEEN
COLUMBIA SUSSEX CORPORATION
AND
WIMAR OPCO, LLC
     This Service Agreement (the “Agreement’) is made and entered into as of the 3rd day of January, 2007 by and between Columbia Sussex Corporation, a Kentucky corporation (“CSC”), and Wimar OpCo, LLC, a Delaware limited liability company (“Wimar”);
     WITNESSETH, Wimar is desirous of having CSC provide accounting and business management services on behalf of its subsidiaries listed in Exhibit I which own and operate hotels and casinos. In consideration of the terms and conditions set forth in this Agreement, CSC and Wimar hereby enter into this Agreement, which provides, among other things, for CSC’s services.
     NOW THEREFORE, the parties agree as follows:
     1. CONTRACT. Wimar hereby contracts for accounting and business management services and CSC hereby agrees to provide these services to Wimar upon the terms and conditions hereinafter set forth.
     2. TERM AND TERMINATION. CSC’s provision of services shall commence on the effective date of the merger between Aztar Corporation and WT-Columbia Development, Inc. and shall continue in full force and effect until such time as Wimar terminates this Agreement upon sixty (60) days written notice to CSC.
     3. DUTIES. During the term of this Agreement, CSC shall provide to Wimar any and all services in accounting and tax matters required or requested by Wimar in connection with Wimar and its subsidiaries’ various hotel operations and shall also provide certain accounts payable and payroll services for the related casino operations, including, without limitation, the services specified in Exhibit II. Within the limitations herein provided, CSC will render such other services of a supervisory nature in the financial area of the applicable hotel and specific casino operations as may be requested from time-to-time by Wimar without further compensation than that for which provision is made in this Agreement.
     4. The parties further agree as follows:
a.	For a period of time, certain employees of CSC may work exclusively for Wimar and its subsidiaries. CSC will charge Wimar for the actual cost of these employees until such time as they can be transferred to Wimar’s payroll.

b.	CSC has arranged a self insured health program for employees of both CSC and Wimar. Monthly rates per employee have been developed by the program’s TPA based on actual expenses of the program. These rates are updated in the fall of each year. CSC charges Wimar each month for employees of Wimar participating in the program based on such monthly rates. CSC absorbs the actual costs of providing the program, which costs may vary from the monthly rates. CSC is the ultimate insurer under the program and shall absorb any underwriting losses and retain the benefit of any underwriting profits.

c.	CSC arranges general liability, workers compensation and property insurance for both CSC and Wimar and Wimar’s subsidiaries. Based on the allocation of premiums determined by the outside insurance broker and the insurance carrier, the cost of such insurance shall be allocated to Wimar by CSC. In addition, CSC shall allocate to Wimar actual losses within the self insured retentions and deductibles under these insurance coverages related to Wimar and its subsidiaries, and Wimar shall reimburse CSC for these costs.

d.	CSC has established the Columbia Sussex Corporation 401 (k) Plan and Wimar has adopted such plan for Wimar’s employees. Withholdings from such employees’ wages and company matching contributions are paid by Wimar to the administrator and trustee of the plan for the benefit of its employees.

e.	The parties acknowledge that from time to time, vendor invoices may be received by either party that may contain billing for services or goods that were received by the other party. The parties agree that such items should be paid for by the party receiving the benefit of the services or receiving the goods and therefore, shall reimburse the other party for the costs of such services or goods.

f.	Any other costs or expenses incurred by CSC that are appropriately attributable to Wimar or its subsidiaries’ operations will be charged by CSC to Wimar.
     5. TIME REQUIREMENTS. CSC shall devote adequate time to provide accounting, tax, and business services as are necessary to fulfill the requirements of Wimar.

     6. COMPENSATION. Wimar shall pay to CSC in equal monthly installments, as fees for its services, the sums shown on the attached Exhibit III for each of Wimar’s subsidiaries, prorated for partial months for as long as this Agreement remains in full force and effect, subject to future escalation of 3% per year, commencing on January 1st of each year beginning on January 1, 2008 and each year thereafter.
     7. OVERHEAD EXPENSE REIMBURSEMENT. Wimar contemplates that CSC, in performing the services herein, will incur natural and normal business expenses such as travel, professional, secretarial, and incidental expenses. Wimar will reimburse CSC for all such expenses, monthly or quarterly, in CSC’s discretion, upon CSC’s submission of bills or statements of accounts therefor.
     8. RELATIONSHIP BETWEEN THE PARTIES. CSC is retained only for the purposes and the extent set forth in this Agreement, and its relationship to Wimar shall be that of a provider of services only and no other. This Agreement in no way affects any other agreements on other matters between CSC and Wimar that do not relate to accounting and/or business management services. Each party (the “Indemnifying Party”) hereby agrees to fully indemnify, defend, and hold harmless the other party (the “Indemnified Party”) from and against any and all claims, demands, losses, liabilities, judgments, damages, costs, and expenses of every kind and nature whatsoever brought by a third party against the Indemnified Party, including reasonable attorneys’ fees and court costs, arising from the acts of the Indemnifying Party or the services provided by the Indemnifying Party under this Agreement.

     IN WITNESS WHEREOF,CSC and Wimar have caused this Agreement to be executed in their corporate names by officers having the authority to do the same as of the day and year first above written.

WIMAR OPCO, LLC

By: WIMAR TAHOE CORPORATION, Manager

By:	/s/ William J. Yung William J. Yung, President	(corporate seal)

COLUMBIA SUSSEX CORPORATION

By:	/s/ Theodore R. Mitchel	(corporate seal)
Theodore R. Mitchel, Secretary/Treasurer

4